Exhibti 99.1

Two Rivers to Deposit 10,000,000 GrowCo Shares
in Shareholders’ Trust
Pueblo County Greenhouse Ordered and Development of Grow Facility Started

DENVER, Colorado – August 1, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) announced today that it is depositing 10,000,000 shares of common stock of GrowCo, Inc. (“GrowCo”) with a trust formed for the benefit of holders of Two Rivers’ common stock.  GrowCo was recently formed by Two Rivers to provide greenhouses and processing facilities for licensed marijuana growers in Colorado.

The 10,000,000 GrowCo shares initially will be held by an independent trustee, subject to irrevocable instructions to distribute 2,500,000 of those shares to Two Rivers shareholders of record as of each of January 1, 2015, April 1, 2015, July 1, 2015 and October 1, 2015.  The distributions will be made when the GrowCo shares can be sold by the holders pursuant to an effective registration statement filed with the Securities and Exchange Commission or an exemption from such registration, which currently is targeted to occur in or after 2016.

As part of its long-term strategy, GrowCo is planning to file for an initial public offering of its common stock shortly after independent lessees have demonstrated marijuana growing results at each of GrowCo’s first two grow facilities.  GrowCo currently is targeting that filing for 2016, subject to market and general economic conditions as well as compliance with applicable securities laws.  Two Rivers will continue to beneficially own an additional 10,000,000 shares of GrowCo common stock as a long-term investment.

GrowCo’s first marijuana grow facility will be located in Pueblo County, Colorado, and is expected to feature an AF/MX3 structure manufactured by Van Wingerden Greenhouse Company that will cover approximately 90,000 square feet.  The greenhouse will have a state-of-the-art environmental computer control system allowing for automated climate control of heating, cooling, humidity and irrigation, which can maintain internal greenhouse temperatures at an optimal 70° to 80° Fahrenheit, keep relative humidity below 20% and automatically deliver consistent levels of water and nutrients for optimal marijuana plant growth.

Tim Beall, GrowCo’s Chief Operating Officer, stated, “We are targeting to open and lease our first grow facility by the end of 2014.  GrowCo will combine water and land resources, state-of-the-art greenhouses and management’s grow facility skill set to enable licensed marijuana growers to substantially increase production and lower costs.”

About Two Rivers:

Two Rivers is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights because 85% of water rights in the arid southwest are owned by agricultural interests.  Two Rivers transforms the value of its water rights and farmland by continually developing operations that generate higher revenues and better profit margins. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado, which generates six times more revenue with better profit margins.  In December 2012, Colorado legalized the personal use and cultivation of marijuana.  As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.  Two Rivers also develops Metropolitan Districts to serve under served communities in rural areas in which Two Rivers farmland and water rights are located.

The second through fifth paragraphs of this news release contain "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans or will be able to register its securities for public resale in the time frame currently targeted or at all.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com

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